AMENDED
                               ARTICLES OF INCORPORATION
                                          OF
                        TECHNOLOGY MANAGEMENT AND MARKETING INC
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Technology  Management  &  Marketing, Inc., incorporated December  5,
1985, as a Colorado corporation, hereby adopts the following amendments to its Articles of Incorporation. The following amendments to the Articles of ncorporation of the Corporation were adopted by resolution of the Board of Directors effective November 20, 1995 and by resolution of the shareholders effective February 17, 1996 in the manner prescribed by the Colorado Business Corporation Act. The date of adoption of the amendments was February 17, 1996.

ARTICLE I of the Articles of Incorporation of the Corporation is hereby repealed and amended by substitution of the following:

                                       ARTICLE I

                                         Name
                                         ----

         The  name  of  the  Corporation  is  NetUSA,  Inc.

ARTICLE IV of the Articles of Incorporation of the Corporation is hereby repealed and amended by substitution of the following:

                                      ARTICLE IV

                                   Authorized Shares
                                   -----------------

 Section  1:    Classes and share authorized. The authorized capital stock
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 of  the  Corporation  shall  be  50,000,000  shares of Common Stock, $.001 par value,  and  10,000,000  shares  of  Preferred  Stock,  $.001  par  value.

 Section 2:   Preferred Stock.    Shares of Preferred Stock may be divided
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 into  such  series  as  may  be  established from time to time by the board of directors. The board of directors from time to time may fix and determine the relative rights and preferences of the shares of any series so established to the full extent permitted by the laws of the State of Colorado.

 Section  3:          Common  Stock.
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 (a)      After the requirements with respect to preferential dividends &n the Preferred Stock, if any, shall have been met, and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts, and subject further to any other conditions which may be fixed in accordance with the provisions of Section 2 of this Article IV, then, and not otherwise, the holders of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the board of directors of the Corporation paid out of funds legally available thereof

 (b) After distribution in full of the preferential amount, if any, to be distributed to the holders of the Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by them respectively.

 (c) Except as may otherwise be required by law, each holder of the Common Stock shall have one vote in respect of each share of the Common Stock held by him on all matters voted on by the stockholders.

 Section  2:     General Provisions.  The capital stock of the Corporation
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 may  be  issued  for  money,  property,  services  rendered,  labor done, cash advanced to or on behalf of the Corporation, or for any other assets of value in accordance with an action of the board of directors, whose judgment as to the value of the assets received in return for said stock shall be conclusive, and said stock, when issued, shall be frilly paid and nonassessable.

 ARTICLE VIII of the Articles of Incorporation of the Corporation is hereby repealed and amended by substitution of the following:

                                     ARTICLE VIII

                                  Board of Directors
                                  -------- ---------

 Section  1:     Board of Directors.  Pursuant to Section 7-108-103 of the
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 Colorado Business Corporation Act, the business and affairs of the Corporation shall be managed by the board of directors consisting of one or more directors, with the number specified in or fixed in accordance with the bylaws. Each person shall serve as a director of the Corporation until the first annual meeting of shareholders or until his successor shall have been elected and qualified.

 Section 2:   Classification of Directors.  In the event that the board of
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 directors shall consist of six or more members, the directors may thereupon by divided into three classes, Class 1, Class 2, and Class 3, each class to be as nearly equal in number as possible. The term of office of Class 1 directors shall expire at the first annual meeting of shareholders following their election; that of Class 2 directors shall expire at the second annual meeting following their election; and that of Class 3 directors shall expire at the third annual meeting following their election. At each annual meeting following such classification, a number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

 Not withstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

 Section  3:          Initial  Directors.   The names and addresses of the
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 directors  who  first  served  on  the  original  board  of  directors  were:

         Jerry  Richmond
         1625  Larimer  Street,  Suite  801
         Denver,  Colorado  80201

         Tony  K.  Baker
         1601  Clayton  Road
         San  Jose,  California  95127

         Frank  L.  Lucero,  Jr.
         5018  Impatiens  Drive
         San  Jose,  California  95111

 Section  4:      Vacancy  on  Board.    If a vacancy occurs on a board of
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 directors,  including  a  vacancy  resulting from an increase in the number of directors: (i) the shareholders may fill the vacancy; (ii) the board of directors may fill the vacancy; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

 Section 5:     Compensation. Unless otherwise provided in the bylaws, the
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 board  of  directors  may  fix  the  compensation  of  directors.

 DATED:          February  17,  1996

 IN  WITNESS  WHEREOF,  the  undersigned  has  placed  his  hand.

 /s/  Jerry  Richmond, President

   NOTARY  PUBLIC:
   /s/ Stevie  K.  Bear)